Exhibit 10.602

Executive Change-in-Control

Severance Plan

Chiron Corporation

January 2001

(As Amended and Restated Effective December 1, 2005)

TIER I – Chief Executive Officer

i

Chiron Corporation
Executive Change-in-Control Severance Plan
(As Amended and Restated Effective December 1, 2005)

Article 1. Establishment, Term, and Purpose

1.1                         Establishment of the Plan. Chiron Corporation (hereinafter referred to as the “Company”) hereby establishes a change-in-control severance plan to be known as the “Chiron Corporation Executive Change-in-Control Severance Plan” (the “Plan”).

1.2                         Term of the Plan. This Plan will commence upon December 9, 2000 (the “Effective Date”) and shall continue in effect for two (2) full calendar years. However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to the end of such term, or extended term, to each Participant, that the Plan will not be extended. However, in the event a Change in Control occurs during the original or any extended term, this Plan will remain in effect, solely with respect to obligations relating to such Change in Control, for the longer of: (i) two (2) years beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Participants.

The Plan was amended and restated effective December 1, 2005, to comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”). The Plan is intended to comply with the provisions of Code Section 409A and shall be administered and operated in conformity with those provisions and applicable Treasury Regulations.

1.3.                      Purpose of the Plan. The purpose of the Plan is to provide certain key employees of the Company with greater incentive to remain in the employ of the Company, particularly in the event of any possible change or threatened change in control of the Company.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1                         “Base Salary” as of any date means the annual rate of a Participant’s base salary, excluding amounts received under incentive or other bonus plans, computed before any deferrals or pre-or post-tax payroll deductions.

2.2                         “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.3                         “Beneficiary” means the persons or entities designated or deemed designated by the Participant pursuant to Section 9.2 herein.

2.4                         “Board” means the Board of Directors of the Company.

2.5                         “Cause” means:

(a)                            The Participant’s willful and continued failure to substantially perform his/her duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Participant of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has willfully failed to substantially perform his/her duties, and after the Participant has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(b)                           The Participant’s material act of dishonesty, fraud or embezzlement against the Company, unauthorized disclosure of confidential information or trade secrets of the Company or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct (other than conduct covered under (i) above) that is demonstrably injurious to the Company, monetarily or otherwise; or

(c)                            The Participant’s having been convicted of a felony.

For purposes of this subparagraph, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

2.6                         “Change in Control” of the Company shall be deemed to have occurred as of the first day during the term of this Plan that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

(a)                            The “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

(b)                           During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (b) of this section) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)                            The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Company stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of January 5, 1995, as amended through December 9, 2000, provided the acquiring entity’s Company stock holdings, direct or indirect, in the aggregate, represent seventy-nine percent (79%) or less of the combined voting power of all outstanding Company securities.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Participant, if the Participant is part of a purchasing group that consummates the Change-in-Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

2.7                         “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

2.8                         “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee for purposes of administering this Plan.

2.9                         “Company” means Chiron Corporation, a Delaware corporation, or any successor thereto as provided in Article 9 herein.

2.10                  “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Participant was employed when such disability commenced, where inability is expected to last one year or longer.

2.11                  “Effective Date” means the date of this Plan set forth above.

2.12                  “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

2.13                  “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.14                  “Good Reason” shall mean, without the Participant’s express written consent, the occurrence of any one or more of the following:

(a)                            The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities as an employee of the Company, or a material reduction in the nature or status of the Participant’s authorities, duties, or responsibilities than those in effect immediately preceding the Change in Control;

(b)                           The Company’s requiring the Participant to be based at a location which is at least fifty (50) miles further from the Participant’s current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Effective Date;

(c)                            A material reduction in the Participant’s Base Salary or bonus opportunity as in effect on the Effective Date or as the same shall be increased from time to time;

(d)                           A material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Participant’s position.

For purposes of this Plan, long-term incentive plans shall mean the Chiron Executive Long-Term Incentive Plan, the 1991 Stock Option Plan, and any other similar plans instituted by the Company;

(e)                            The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein; or

(f)                              Any termination of Participant’s employment by the Company that is not effected pursuant to a Notice of Termination.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. However, the occurrence of an event set forth in (a) through(f) above shall not constitute Good Reason if the Company has cured such event within fifteen (15) days of receipt of written notice from the Participant that such event has occurred and constitutes Good Reason.

2.15                  “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

2.16                  “Participant” means an employee of the Company who fulfills the eligibility and participation requirements, as provided in Article 3 herein.

2.17                  “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.18                  “Qualifying Termination” means any of the events described in Section 4.2 herein.

2.19                  “Severance Benefits” means the payment of severance compensation as provided in Section 4.3 herein.

2.20                  “Target Bonus” shall mean the target bonus amount established under the Company’s annual incentive plan.

Article 3. Participation

3.1                         Eligible Employees. Individuals eligible to participate in the Plan shall include all key employees of the Company, as determined by the Committee in its sole discretion.

3.2                         Participation. Subject to the terms of the Plan, the Committee may, from time to time, select from all eligible employees those who shall participate in the Plan.

Article 4. Severance Benefits

4.1                         Right to Severance Benefits. A Participant shall be entitled to receive from the Company Severance Benefits, as described in Section 4.3 herein, if (i) there has been a Change in Control of the Company, (ii) within twenty-four (24) calendar months following the Change in Control, a Qualifying Termination of the Participant has occurred, and (iii) Participant has executed a Release, as described in Section 4.8 herein. The benefits provided under this Plan shall be reduced to the extent similar benefits are provided under the Chiron Corporation Executive Officer Severance Plan or any other severance protection arrangements provided by the Company either as a plan or in the form of individual agreement or contract.

The Participant shall not be entitled to receive Severance Benefits if he/she is terminated for Cause, or if his/her employment with the Company ends due to death or Disability or due to a voluntary termination of employment by the Participant without Good Reason.

4.2                         Qualifying Termination. The term Qualifying Termination means any of the following events:

(a)                            An involuntary termination of the Participant’s employment by the Company for reasons other than Cause, death or Disability pursuant to a Notice of Termination delivered to the Participant by the Company;

(b)                           A voluntary termination by the Participant for Good Reason pursuant to a Notice of Termination delivered to the Company by the Participant; provided that, if upon receiving such Notice of Termination, the Company requests that the Participant remain an employee for a period ending no later than six (6) months following the date of the Change in Control (the “Transition Employment Period”) with compensation and benefits equal to or greater than the Participant’s compensation and benefits immediately before the Qualifying Termination (or, if more favorable to the Participant, immediately before the Change in Control), the Participant will not be deemed to have a Qualifying Termination unless he or she remains employed throughout the Transition Employment Period or Executive’s employment earlier terminates due to death, Disability or involuntary termination by the Company for reason other than Cause.

4.3                         Description of Severance Benefits. In the event the Participant becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2 herein, the Company shall pay to the Participant and provide him/her with the following:

(a)                            An amount equal to three (3) times the highest rate of the Participant’s annualized Base Salary in effect immediately preceding the Change in Control.

(b)                           An amount equal to three (3) times the Participant’s highest target bonus established for the year immediately preceding the Change in Control.

(c)                            An amount equal to the Participant’s unpaid Base Salary, any unpaid bonus earned before the year in which the termination occurs, a pro rata amount of the Participant’s Target Bonus for the year in which the termination occurs, and accrued but unused paid time off in accordance with company policy through the Effective Date of Termination.

(d)                           A continuation of the welfare benefits of medical, dental, vision, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. All benefits shall be provided to the Participant at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Participant in a corresponding manner. The Company may satisfy its obligation to provide a continuation of health care benefits by paying that portion of the Participant’s premiums required under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) that exceed the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. The period of continuation of health benefits will in all events count towards the period for which health care coverage is required to be provided under COBRA. If the Company is not reasonably able to continue these benefits under the Company’s plans, the Company may provide similar coverage under other vehicles or may, in lieu thereof, pay the Participant an amount equal to the value of these benefits.

The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period in the event the Participant has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

(e)                            All long-term incentive awards will vest in accordance with the terms of the plan or program under which they were granted.

The aggregate vested benefits accrued by the Participant as of the Effective Date of Termination under all other savings and retirement plans sponsored by the Company shall be distributed pursuant to the terms of the applicable plans.

4.4                         Termination for Disability. Following a Change in Control of the Company, if a Participant’s employment is terminated due to Disability, the Participant shall receive his/her Base Salary through the Effective Date of Termination, at which point in time the Participant’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect.

4.5                         Termination for Death. Following a Change in Control of the Company, if the Participant’s employment is terminated by reason of his/her death, the Participant’s benefits shall be determined in accordance with the Company’s survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

4.6                         Termination for Cause or Other Than for Good Reason. Following a Change in Control of the Company, if the Participant’s employment is terminated either: (a) by the Company for Cause; or (b) by the Participant (other than for Good Reason under circumstances giving rise to a Qualifying Termination described in Section 4.2(b) herein), the Company shall pay the Participant his/her full Base Salary and accrued but unused paid time off in accordance with company policy through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due.

4.7                         Notice of Termination. Any termination of employment by the Company or by the Participant for Good Reason shall be communicated by a Notice of Termination.

4.8                         Release. The Severance Benefits are in consideration of Participant’s release of all claims against the Company and its employees and agents, in the form provided by the Company and in substantially the form as attached hereto as Exhibit A (the “Release”). If the Participant does not properly execute the Release within forty-five (45) days of the Notice of Termination or if the Participant effectively revokes it, he or she will not be entitled to any Severance Benefits.

Article 5. Form and Timing of Severance Benefits

5.1                         Form and Timing of Cash Severance Benefits. The Participant may elect to receive the cash Severance Benefits described in Sections 4.3(a), 4.3(b), and 4.3(c) herein in a single lump sum or in the form of salary continuation pursuant to the Company’s normal payroll practice. The election must be made on or prior to December 30, 2005 on such forms as provided by the Company and shall become irrevocable once made. If no election is made on or prior to December 30, 2005, the cash severance payments shall be made in a lump sum. Any lump sum payments shall be paid, and salary continuation payments shall commence, as soon as practicable following the latest of (i) the Effective Date of Termination, (ii) the date that the Participant executes the Release or (iii) the last day following Participant’s execution of the Release that the Participant may, by its terms, revoke, but in no event beyond thirty (30) days from such date.

5.2                         Deferred Commencement Date for Key Employees. Notwithstanding any provision to the contrary in the Plan, to the extent required to avoid a prohibited distribution under Code Section 409(A)(2), no Severance Benefits to which the Participant becomes entitled under the Plan shall be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as defined under Code Section 409(A) and regulations thereunder) or (ii) the death of the Participant if the Participant is at the time a “key employee” within the meaning of that term under Code Section 409A. Upon the expiration of the applicable Code Section 409(A)(2) deferral period, all Severance Benefits otherwise payable in a lump sum and deferred pursuant to this section shall be paid in a lump sum. All Severance Benefits deferred under this section and otherwise payable in the form of salary continuation shall be paid by the end of the first month following the expiration of the Code Section 409(A)(2) deferral period. In the event of the Participant’s death, any Severance Benefits deferred under this section shall be paid to the personal representative of the Participant’s estate as soon as practicable but in all events within sixty (60) days after the date of the Participant’s death. For purposes of determining the individuals who will be key employees under the Plan, the identification date shall be December 31 of each calendar year.

5.3                         Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

5.4                         409A Compliance. Notwithstanding any other provisions to the contrary, the Participant will not receive any payments or benefits under the Plan earlier than permitted by Code Section 409A or later than the latest date permitted by Code Section 409A in order to avoid taxation under Code Section 409A.

Article 6. Excise Tax Equalization Payment

6.1                         Excise Tax Equalization Payment. In the event that the Participant becomes entitled to Severance Benefits or any other payment or benefit under this Plan, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Participant in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant from the Total Payments and the Gross-Up Payment after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income and employment tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 6.1 (including FICA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Participant as soon as practicable following the latest of (i) the Effective Date of Termination (or, with respect to any Total Payments to a key employee deferred under Section 5.2 herein, the end of the Code Section 409A deferral period) or (ii) the date that the Participant executes the Release or (iii) the last day following Participant’s execution of the Release that the Participant may, by its terms, revoke, but in no event beyond thirty (30) days from such date.

6.2                         Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)                            Any other payments or benefits in the nature of compensation received or to be received by the Participant in connection with a Change in Control of the Company or the Participant’s termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company or otherwise) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and acceptable to the Participant, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)                           The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c)                            The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation (including the effects of applicable phase-outs of deductions and other benefits) in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the Effective Date of Termination.

6.3                         Subsequent Recalculation. In the event the Participant ultimately owes more Excise Tax on the Total Payments and the Gross-Up Payments than computed by the Company under Section 6.1 herein, the Gross-Up Payment shall be recalculated based on the actual Excise Tax. Any such additional Gross-up Payments shall be made as soon as practicable following the date of such recalculation and in all events prior to March 15 of the calendar year following the year of determination of such additional payments.

Article 7. The Company’s Payment Obligation

The Company’s obligation to make the payments and the benefits provided for herein, to the extent that the Participant qualifies for such payments and benefits under the terms of this Plan, shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else.

The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.3(d) herein.

Article 8. Arbitration

Any dispute or controversy arising under or in connection with this Plan shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the

Participant within fifty (50) miles from the location of his/her employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company.

Article 9. Successors and Assignment

9.1                         Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

9.2                         Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Participant dies while any amount would still be payable to him/her hereunder had he/she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

Article 10. Miscellaneous

10.1                  Employment Status. Except as may be provided under any other agreement between the Participant and the Company, the employment of the Participant by the Company is “at will,” and may be terminated by either the Participant or the Company at any time and for any or no reason, subject to applicable law.

10.2                  Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Committee. The Participant may make or change such designations at any time.

10.3                  Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

10.4                  Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Participant and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors, except to the extent necessary to comply with Code Section 409A and other legislation.

10.5                  Applicable Law. To the extent not preempted by the laws of the United States, the substantive laws of the state of California, without regard to conflict of law principles, shall be the controlling law in all matters relating to this Plan. [End of Plan]